Exhibit 10.21

Retention Agreement

This Retention Agreement (“Agreement”) is entered into and effective the 12th day of December, 2011 by and between Acxiom Corporation, a Delaware corporation with its principal place of business at 601 East 3rd, Little Rock, Arkansas 72201 (“Acxiom”) and  Cindy Childers, an individual residing at XXXXXXXXX, Little Rock, AR, 72207 (the “Executive”) (collectively the “Parties”).

W I T N E S S E T H:

WHEREAS, Executive is an employee of Acxiom and has indicated a desire to retire from her full time position as Senior Vice-President of Human Resources (“SVP”); and

WHEREAS, Acxiom wishes to retain the services of Executive as SVP; and

WHEREAS, Acxiom has offered to pay Executive a retention bonus in exchange for her agreement to remain employed as the SVP and to achieve certain performance objectives while employed as SVP; and

WHEREAS, the Parties now wish to enter into this Agreement to define the terms of Executive’s continued employment and payment of the retention bonus.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

TERMS AND CONDITIONS

1. Payment.  In exchange for Executive’s continued employment by Acxiom as its SVP until November 15, 2012 (“Retention Period”) and Executive’s achievement of the Performance Objectives, as specified herein, during the Retention Period, Acxiom shall pay to Executive Three Hundred Ten Thousand Dollars and 00/100s ($310,000) (“Retention Bonus”).

2. Continued Employment.   Executive must be employed for the entire Retention Period in order to receive the Retention Bonus unless Executive’s employment is terminated without Cause by Acxiom or Executive resigns for Good Reason, both as defined herein.  The Retention Bonus will not be earned or payable in the event that Executive voluntarily resigns without Good Reason or is terminated for Cause prior to the end of the Retention Period.  “Cause” shall be defined as Executive’s: (i) willful failure to substantially perform reasonable and lawful instructions of Acxiom; (ii) intentional misconduct; (iii) gross negligence that is materially injurious to Acxiom; or (iv) Executive’s conviction of a felony crime.  “Good Reason” shall be defined as: (i) a material reduction in Executive’s title, authority or duties; or (ii) a material change in Executive’s base pay.

3. Performance Objectives.  As a condition to Acxiom’s obligation to pay the Retention Bonus to Executive, Executive must successfully complete the following performance objectives (“Performance Objectives”) as determined in the sole discretion of Acxiom’s Chief Executive Officer:
a.	Executive must onboard her replacement for the position of SVP and effectively transition her duties as SVP to her replacement by the end of the Retention Period;
b.	Executive must execute upon any new company structure introduced by the CEO, provided that, if a new structure is introduced, it is complete and actionable during the Retention Period; and
c.
Executive must create and carry out onboarding plans for any senior executives hired during the Retention Period, provided that, such positions are filled in a timely manner to permit on boarding during the Retention Period.

4. Execution of Release of Claims.  As a condition to payment of the Retention Bonus, Executive must execute (and not revoke) an agreement with Acxiom that includes a general release of claims against Acxiom and other typical separation provisions, regardless of whether Executive continues or terminates her employment with Acxiom.  This agreement will be provided to Executive no later than November 15, 2012 and must be executed and returned to Acxiom within twenty-one (21) days of Executive’s receipt of the agreement.

5. Payment Terms.  The Retention Bonus will be divided into twenty-four semi-monthly payments and paid on Acxiom’s regular pay dates beginning on the first regular pay date occurring ten (10) days after Acxiom’s receipt of Executive’s fully executed release agreement, provided Executive does not revoke the agreement.

6. Death or Disability.  Should Executive die or incur a Disability, as defined herein, during the Retention Period, Executive shall be entitled to a prorated portion of the Retention Bonus regardless of achievement of Performance Objectives.  The Retention Bonus shall be prorated based on the proportion of the Retention Period the Executive performed services for Acxiom prior to the death or Disability.  A Disability shall be defined as Executive’s inability, as determined by the Chief Executive Officer, to perform the essential functions of her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness that has lasted (or can reasonably be expected to last) for a period of ninety (90) consecutive days, or for a total of ninety (90) days or more in any consecutive one hundred and eighty (180) day period.

7. Employment at Will.  Nothing contained in this letter agreement changes or alters Executive’s at will employment status.  Both Executive and Acxiom remain free to terminate Executive’s employment with Acxiom for any legal reason at any time without advance notice.

8. Other Agreements.  The terms of any other agreement Executive may have with Acxiom including the Associate Agreement and any equity grant agreements remain in full force in effect.  If there is any contradiction in the terms of this Agreement and any other agreement entered into between Executive and Acxiom, the terms of this Agreement shall prevail.

9. Entire Agreement. This Agreement contains the complete understanding between the Parties pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them related to such matters. The Executive represents that, in executing this Agreement, she does not rely and has not relied upon any representation or statement not set forth herein made by Acxiom with regard to the subject matter or effect of this Agreement or otherwise and that the Executive has had the opportunity for this Agreement to be reviewed by an attorney.

10. Waiver.   No waiver by any party of any breach of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at that time or in the future.

11. Governing Law.  This letter agreement shall be governed by the laws of the state of Arkansas.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above.

EXECUTIVE	ACXIOM CORPORATION

/s/ Cindy K. Childers	By: /s/ Scott E. Howe
Cindy Childers	Signed Name

12/12/2011	Scott E. Howe
Date	Print

President & CEO
Title

12/14/2011
Date